Exhibit 10.25

On February 1, 2007, Alliance Imaging, Inc. (the “Company”) appointed Eli H. Glovinsky as Executive Vice President, General Counsel and Secretary. Mr. Glovinsky’s base compensation is $275,000 per year and he will be entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to 65% of his base salary. The Compensation Committee of the Company has also granted Mr. Glovinsky stock options under our 1999 Equity Plan for 235,000 shares of Company common stock on February 1, 2007.  Such options are non-qualified stock options with an exercise price of $7.05 (the closing price for our stock on such date).  Of the 235,000 options granted, 117,500 are time options which vest over a five year period in equal increments of 20% per year on each February 1st of 2008 through 2012. Of the 235,000 options granted, 117,500 are performance options which vest on the eighth anniversary of the grant date if the option holder is still an employee, but the vesting accelerates if the Company meets the operating performance targets specified in the option agreements.  If Mr. Glovinsky’s employment is terminated by the Company without cause or for any reason that is not solely based on his actions or omissions resulting in a termination for cause, Mr. Glovinsky will be provided with a severance package that is equivalent to twelve months of his base salary, his full annual incentive bonus calculated at 100% of target and continuation of his health and welfare benefits for twelve months.